EXHIBIT 10.4

March 23, 2000

Stephen Capital Inc.
1383 Watersedge Road
Mississauga, ON  L5J 1A3
Attention: Harold (Hap) S. Stephen

Dear Mr. Stephen:

As Chairman of the Compensation Committee of Repap Enterprises Inc., I am pleased to confirm the decision of Repap's board of directors to offer Stephen Capital Inc. the Canadian dollar equivalent of US$110,000 per annum commencing January 1, 2000 as compensation for the services of Harold (Hap) S. Stephen as Chairman of the Board of Repap Enterprises Inc.

The duties of the Chairman of the Board will include:

    setting agendas for and chairing all meetings of the board of directors;
    chairing all annual and special meetings of Repap's shareholders;
    coordinating the effort's of the committees established by the board of directors from time to time;
    facilitating the board's overall stewardship responsibilities as contemplated by the Report of The Toronto Stock Exchange Committee on Corporate Governance in Canada, namely, (i) adoption of a strategic planning process, (ii) managing risk, (iii) appointing, training and monitoring senior management, (iv) effective communications with shareholders, stakeholders and the public generally, and (v) the integrity of corporate internal control and management information systems;
    overseeing, in conjunction with Repap's General Counsel, all litigation involving the dispute over F. Steven Berg's employment contract;
    identifying and developing, in conjunction with Repap's President and Chief Executive Officer, strategic initiatives for Repap;
    such other powers and duties as the board may specify from time to time.

The board does not expect that Mr. Stephen will be required to devote more than 20% of his time to performing these duties. Accordingly, he will be free to engage in other business or opportunities as you see fit. The board would expect, however, that these other activities not compromise his duty of loyalty to, and obligation to act in the best interest of, Repap. Matters relating to the business or affairs of Repap that come to your or Mr. Stephen's attention in the course of performing his duties of Chairman or director shall be held in confidence so long as they remain undisclosed to the public.

Mr. Stephen will not be entitled to participate in or benefit from any of the benefits, bonuses, pensions, insurance or other perquisites normally offered by Repap to its senior officers. You will be reimbursed for all reasonable expenses that Mr. Stephen incurs in the course of his duties.

This engagement letter and Mr. Stephen's appointment as Chairman and the remuneration herein offered shall be terminable at the will of the Board. If this letter and Mr. Stephen's duties are terminated, the remuneration will be pro rated and cease upon the date of termination.

If the foregoing accords with your understanding of the agreement between Stephen Capital Inc. and Repap Enterprises Inc., please signify your agreement to the foregoing by signing the copy of this letter provided for that purpose and returning it to me at your early convenience.

Yours truly,

Glen D. Roane
Chairman, Compensation Committee
Repap Enterprises Inc.

I acknowledge and accept the foregoing terms and conditions and agree to faithfully perform the services described to the best of my ability and knowledge:

Stephen Capital Inc.

_______________________________
per: Harold (Hap) S. Stephen
title:
date: